Exhibit NO. EX-99.m.7


                                 GAM FUNDS, INC.

           SECOND AMENDED PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

                                 CLASS C SHARES

     WHEREAS, GAM Funds, Inc. ("Fund") is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company; and

     WHEREAS, the Fund has adopted a Second Amended Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act ("Plan") with respect to its Class C Shares of each series of the Fund ("Series"), and the Board of Directors ("Board") has determined that there is a reasonable likelihood that adoption of the Plan will benefit each Series and its stockholders; and

     WHEREAS, the Fund employs GAM Services Inc., and from time to time hereafter may employ other persons, to serve as principal distributor of the Class C Shares (the person serving in such capacity from time to time, "Distributor"); and

     WHEREAS,  the Fund has entered into a  Distribution  Contract  ("Contract")
with  Distributor   pursuant  to  which  Distributor  has  agreed  to  serve  as
Distributor of the Class C Shares of each such Series; and

     NOW, THEREFORE, the Fund hereby adopts this Plan with respect to the Class C Shares of each Series in accordance with Rule 12b-1 under the 1940 Act.

     1. A. Each Series listed below is authorized to pay to Distributor, as compensation for its services as Distributor of the Series' Class C Shares, distribution fees at the rate of 0.75% on an annualized basis of the average daily net assets of the Series' Class C Shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine. Any Series may pay a distribution fee to Distributor at a lesser rate than the fee specified in this Paragraph 1A, as agreed upon by the Board and Distributor and as approved in the manner specified in Paragraph 5 of this Plan.

          Such distribution fee shall be paid to Distributor as compensation for acting as principal distributor in respect of the Class C Shares of the Fund and as reimbursement of the distribution expenditures incurred in connection therewith. Such expenditures may consist of: (i) commissions to sales personnel for selling Class C Shares of the Fund (including interest and other financing costs); (ii) compensation, sales incentives and payments to sales, marketing and service personnel; (iii) payments to broker-dealers and other financial institutions which have entered into agreements with Distributor for distribution services rendered in connection with the sale and distribution of Class C Shares of the Fund; (iv) payment of expenses incurred in sales and promotional activities, including advertising expenditures related to Class C Shares of the Fund; (v) the costs of preparing and distributing promotional materials; (vi) the cost of printing the Fund's Prospectus and Statement of Additional Information for distribution to potential investors; and (vii) such other similar services that the Board determines are reasonably calculated to result in sales of Class C Shares of the Fund. Any payment of distribution fees

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under this Plan is intended to constitute an  "asset-based  sales charge" within the meaning of the Conduct Rules of the National Association of Securities Dealers, Inc. ("NASD"), as in effect from time to time.

          B. Each Series is authorized to pay to Distributor, as compensation for Distributor's services as Distributor of the Series' Class C Shares, a service fee at the rate of 0.25% on an annualized basis of the average daily net assets of the Series Class C Shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

          Distributor may pay all or any portion of the service fee to securities dealers as service fees pursuant to agreements with such dealers for providing personal services to investors in Shares of the Fund and/or the maintenance of stockholder accounts, or may use all or any portion of the service fee to pay for expenses of Distributor (including overhead expenses) incurred in connection with the provision of personal services provided to investors in Shares of the Fund and/or the maintenance of stockholder accounts, including without limitation, expenses of personnel and communications equipment used in servicing stockholder accounts. All payments of service fees under this plan are intended to qualify as "service fees" within the meaning of the Conduct Rules of the NASD.

     2. As Distributor of the Class C Shares of each Series, Distributor may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of the Class C Shares of the Series or the servicing and maintenance of stockholder accounts, including, but not limited to, compensation to employees of Distributor; compensation to and expenses, including overhead and telephone and other communication expenses, of Distributor and other selected dealers who engage in or support the distribution of Shares or who service stockholder accounts; the printing of prospectuses, statements of additional information, and reports for other than existing stockholders; and the preparation, printing and distribution of sales literature and advertising materials.

     3. If adopted with respect to Class C Shares of a Series after any public offering of those Shares, this Plan shall not take effect with respect to those Shares unless it has first been approved by a majority of the voting securities of the Class C Shares of that Series. This provision does not apply to adoption as an amended Plan of Distribution where the prior Plan of Distribution either was approved by a vote of a majority of the voting securities of the Class C Shares of the applicable Series or such approval was not required under Rule 12b-1.

     4. This Plan was approved, on October 23, 2001, by votes of a majority of both (a) the Board and (b) those Board members of the Fund who are not "interested persons" of the Fund and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto ("Independent Board Members"), cast in person at a meeting (or meetings) called for the purpose of voting on such approval.

     5. After approval as set forth in Paragraph 3 (if applicable) and Paragraph 4, this Plan shall take effect when the Registration Statement on Form N-1A for the Fund, of which this Plan is a part, becomes effective, and shall continue in

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full force and effect for so long as such  continuance is specifically  approved at least annually in the manner  provided for approval of this Plan in Paragraph
4.

     6. Distributor shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect to the Class C Shares of each Series by Distributor under this Plan and the Contract and the purposes for which such expenditures were made. Distributor shall submit only information regarding amounts expended for "distribution activities," as defined in this Paragraph 6, to the Board in support of the distribution fee payable hereunder and shall submit only information regarding amounts expended for "service activities," as defined in this Paragraph 6, to the Board in support of the service fee payable hereunder.

     For purposes of this Plan, "distribution activities" shall mean any activities in connection with Distributor's performance of its obligations under this Plan or the Contract that are not deemed "service activities." "Service activities" shall mean activities in connection with the provision by Distributor of personal, continuing services to investors in the Class C Shares of the Series; provided, however, that if the NASD adopts a definition of "service fee" for purposes of Section 2830(b)(9) of the NASD Conduct Rules that differs from the definition of "service activities" hereunder, or if the NASD adopts a related definition intended to define the same concept, the definition of "service activities" in this Paragraph shall be automatically amended, without further action of the parties, to conform to such NASD definition. Overhead and other expenses of Distributor related to their "distribution activities" or "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

     7. This Plan may be terminated with respect to the Class C Shares of any Series at any time by vote of the Board, by vote of a majority of the Independent Board Members, or by vote of a majority of the outstanding voting securities of the Class C Shares of that Series.

     8. This Plan may not be amended to increase materially the amount of distribution fees provided for in Paragraph 1A or the amount of service fees provided for in Paragraph 1B hereof unless such amendment is approved by a majority of the outstanding voting securities of the Class C Shares of the affected Series and no material amendment to the Plan shall be made unless approved in the manner provided for initial approval in Paragraph 4 hereof.

     9. The amount of the distribution and service fees payable by the Series to Distributor under Paragraphs 1A and 1B hereof and the Contract is not related directly to expenses incurred by Distributor on behalf of such Series in serving as Distributor of the Class C Shares, and Paragraph 2 hereof and the Contract do not obligate the Series to reimburse Distributor for such expenses. The distribution and service fees set forth in Paragraphs 1A and 1B hereof will be paid by the Series to Distributor until either the Plan or the Contract is terminated or not renewed. If either the Plan or the Contract is terminated or not renewed with respect to the Class C Shares of any Series, any distribution expenses incurred by Distributor on behalf of the Class C Shares of the Series in excess of payments of the distribution and service fees specified in Paragraphs 1A and 1B hereof and the Contract which Distributor has received or accrued through the termination date are the sole responsibility and liability of Distributor, and are not obligations of the Series.

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     10. While this Plan is in effect, the selection and nomination of the Board members who are not interested persons of the Fund shall be committed to the discretion of the Board members who are not interested persons of the Fund.

     11. As used in this Plan, the terms "majority of the outstanding voting securities" and "interested person" shall have the same meaning as those terms have in the 1940 Act.

     12. The Fund shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 6 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

     13. The Board members of the Fund and the stockholders of each Series shall not be liable for any obligations of the Fund or any Series under this Plan, and Distributor or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Fund or such Series in settlement of such right or claim, and not to such Board members or stockholders.

     IN WITNESS WHEREOF, the Fund has executed this Plan of Distribution on the day and year set forth below in New York, New York.

       Date:  November 15, 2001

ATTEST:                                         GAM FUNDS, INC.


/s/                                             By:  /s/ Joseph Allessie
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